Federal Home Loan Bank of Des Moines
announcement

May 10, 2018

FHLB Des Moines Approves First Quarter 2018 Dividend

The FHLB Des Moines (the Bank) Board of Directors has approved an increase in the first quarter 2018 dividend to an annualized rate of 4.75 percent on activity-based stock and 2.25 percent on membership stock. Dividend payments totaling $60 million are expected to be paid on May 11, 2018.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 4.28 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the first quarter.

The Bank expects to file its First Quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) on or before May 15, 2018. An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 26, 2018. The Bank's SEC filings are available at www.fhlbdm.com or www.sec.gov.